Exhibit T3A

CERTIFICATE OF FORMATION

OF

BLOCKFI LENDING LLC

This Certificate of Formation of BlockFi Lending LLC (the “Company”) is being duly executed and filed by Yashreeka Huq, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act, 6 Del.C. Section 18-101, et seg.

FIRST. The name of the limited liability company formed hereby is BlockFi Lending LLC.

SECOND. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of January 11, 2018.

/s/ Yashreeka Huq
Yashreeka Huq, Authorized Person